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                                                                     EXHIBIT 17

                             EMPLOYMENT AGREEMENT

  THIS EMPLOYMENT AGREEMENT ("Agreement") is made this first day of May, 1997, by and between MICHAEL F. KING, an individual ("Employee"), and SYBEX, LTD., an Ontario corporation ("Company"), with reference to the following facts:

 RECITALS:

  A. Employee has been employed as an officer of Sybex Ltd. and BBicon Inc. both Ontario corporations ("BBI").

  B. Pursuant to those certain Share Purchase Agreements, dated May 15, 1997, between State of the Art, Inc., a California corporation ("SOTA"), and the respective shareholders of BBI (as defined therein) (the "Purchase Agreements"), the parties to the Purchase Agreements intend that all of BBI's capital stock be purchased by SOTA.

  C. The Purchase Agreements contemplate, among other things, that, as a condition precedent to the closing thereunder, the Company and Employee will enter into this Agreement in connection with such purchases.

  D. The Company desires to employ Employee on the terms and subject to the conditions set forth herein, and Employee desires to accept such employment.

 AGREEMENT

  In consideration of the foregoing recitals and the covenants and agreements of the parties contained herein, the parties do hereby agree as follows:

  A. Employment

    1. Effective upon the Closing as defined in the Purchase Agreements, Company shall hire Employee, and Employee shall accept employment as the Company's Vice President and General Manager of the ProvideX Division. In such capacity, Employee shall report to the President of SOTA and shall perform such duties and render such services as are reasonably requested by that President.

    2. Employment Term. The period of Employee's employment hereunder shall commence on the date hereof and shall continue until and terminate on the third anniversary hereof unless earlier terminated pursuant to this Agreement (the "Employment Period").

    3. Place of Employment. During the Employment Period, Employee shall render his services principally at the offices of the Company or an affiliate of the Company not more than 50 miles from Markham, Ontario, although such duties will also require Employee to render such services from time to time at the Company's or its affiliates other offices.

    4. Employee shall devote all his working time, attention, and energies to the performance of this duties hereunder and he shall discharge his duties in a proper and diligent manner.

 B. Compensation.

  As compensation for his services to be performed hereunder, Company shall provide Employee with the following compensation and benefits:

    1. Base Salary. Employee's initial base salary shall be $159,850 Canadian dollars per year. Employee's base salary shall continue at such amount, subject to adjustment by the mutual agreement of the parties. Employee's base salary shall be payable in accordance with Company's payroll practices in effect from time to time, and subject to such withholding as is required by law.
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    2. Bonus Plan. In addition to the base salary, Employee shall be eligible to participate in bonus plans as the Company shall determine from time to time. Employee's bonus under such plans shall be based on criteria set forth or established pursuant to any such plan. The Company shall set Employee's total bonus at $34,750.00 Canadian Dollars for the Employee's first calendar year.

    3. Options. Subject to approval by the Compensation Committee of the Board of Directors of SOTA, upon the commencement of Employee's employment, Employee shall be granted an option to purchase an aggregate of 25,000 shares of SOTA's common stock, at an exercise price equal to the last reported sale price of SOTA's common stock on the date of grant as reported on The Nasdaq National Market. Such shares subject to such option shall vest in equal amounts each year over a three year period. The foregoing shall not constitute any commitment or agreement by SOTA to continue to employ Employee for any specified term. Such option shall be granted under one of SOTA's existing stock option plans. Upon such grant, Employee agrees to execute SOTA's standard form of stock option agreement, which contains additional terms and conditions relating to such options. Company shall have no obligation under this Section if the Compensation Committee of the Board of Directors does not approve such options or if Employee fails to execute such form of stock option agreement.

  C. Benefits.

    1. Vacation. Employee shall be entitled to three (3) weeks paid vacation during each year of his employment by the Company, which shall be administered according to the Company's standard employment policies as in effect from time to time.

    2. Business Expenses. The Company shall reimburse Employee for all reasonable business expenses incurred by Employee in the course of performing services for the Company, in accordance with the company's expense reimbursement policy as in effect from time to time.

    3. Other Benefits. The Company shall provide Employee with such other employment benefits, including, without limitation, medical insurance, as is provided by Company to its other employees.

    4. At-Will Employment. The parties expressly agree that employee shall be an "at will" employee, and Employee's continued employment by the Company shall be by the mutual consent of Employee and Company, subject to termination at the will of either party, with or without cause, at any time.

  D. Termination and Severance.

    1. Termination of Employment With Cause. Employee's employment by Company may be terminated for "cause," at any time and in the event of termination for cause, or in the event Employee voluntarily terminates his employment, the Company shall have no obligation to pay any severance or termination pay to Employee. For purposes of this Section, the term "cause," shall mean:

      (a) Conviction of a crime involving moral turpitude;

      (b) The death or permanent disability of Employee, with the term "permanent disability" defined as meaning a total or partial physical or mental disability continuing for a period of not less than three (3) consecutive months, which prevents Employee from substantially discharging his duties and responsibilities as set forth herein;

      (c) Employee's neglect of his duties hereunder after written notification thereof by the Company, which notice shall specify the alleged instances of neglect of his duty, and shall provide Employee with 15 days in which to remedy such neglect, if it is subject to being remedied;

      (d) Employee's breach of this Agreement, Employee's breach of the Company's Employee Nondisclosure and Invention Assignment Agreement or malfeasance in connection with his employment;

      (e) Employee personally engaging in knowing and intentional illegal conduct which is seriously injurious to the Company or its affiliates; or

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      (f) Employee breaches any of his obligations, representations or warranties under the Purchase Agreements.

    2. Termination Without Cause. In the event Employee's employment is terminated by the Company without cause during the Employment Period, Employee shall receive immediately upon termination, as severance pay, a cash payment equal to twelve month's base salary then being paid to Employee. Employee agrees to accept the Company's payment under this
  Section in full and complete settlement for all of Employee's claims and damages, if any, resulting from such termination without cause.

    3. Withholding, Etc. The Company may make such deductions, withholdings and other payments from all sums payable to Employee pursuant to this Agreement which are required by law or as Employee requests for taxes and other charges.

    4. Deliverables. Upon any termination or expiration of this Agreement, Employee shall promptly deliver to Company (without retaining any copies) all the forms, brochures, project materials, sales materials, letterhead, business cards, and all other written, printed, and computer stored materials relating to the business of the Company and its affiliates in Employee's possession.

  E. Confidentiality and Nondisclosure.

    1. Confidentiality, Nondisclosure and Intellectual Property
  Agreements. Employee agrees to execute, deliver and perform, during the term of his employment with the Company and thereafter, all confidentiality, nondisclosure and intellectual property agreements (including the Company's Employee Nondisclosure and Invention Assignment Agreement and any similar invention and copyright assignment agreements), concerning the Company, its affiliates and their products, which have been executed by other key employees and executives of the Company and its affiliates, and any such reasonable modifications thereof which are deemed necessary by the Company to protect its intellectual property rights.

    2. Exclusive Service. Employee agrees that so long as he remains employed by the Company, and for a period of two years thereafter the termination of his employment by the Company, he will not, except with the written approval of the Company, engage in or be employed in any business competitive with that of the Company, within Canada or the United States, either actively or as a passive investor, and will otherwise do nothing inconsistent with his duties hereunder including, but not limited to, using any of the Company's, or the Company's affiliates', trade secrets, patents, trademarks, trade names, copyrights, secret processes, plans of business operation, customer lists or other intangible assets of the Company or its affiliates, whether presently owned or hereafter acquired, other than in connection with his employment by the Company. The holding and trading of publicly traded stocks of competitive companies, as long as the total amount of stock in any one company does exceed 5% of that company's outstanding shares is excepted.

    3. Confidentiality Policies. Employee acknowledges that the Company is a publicly held corporation and that as such, it is legally obligated to maintain certain policies concerning the disclosure of nonpublic material information concerning the Company, the Company's affiliates, their products, operations and business. Employee agrees to comply with all of such policies as may be adopted by the Company from time to time hereafter, or as may be presently existing. Employee further agrees to fully comply with all laws, rules and regulations of the United States Securities and Exchange Commission, its Canadian counterpart, any state or provincial securities authority, any court or other regulatory authority or agency relating to or affecting transactions in the Company's or the Company's affiliates' securities and specifically agrees not to purchase or sell securities of the Company while in possession of material nonpublic information concerning the Company or its affiliates.

    4. Trade Secrets and Confidential Information of Prior
  Employers. Employee agrees to abide by all confidentiality, trade secret, proprietary information, invention, copyright and other intellectual property agreements or policies relating to his prior employment. He agrees NOT to: (a) disclose to the Company or any of its agents or employees; (b) use in the course of his employment by the Company; (c) use as a basis

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  for or component of any Company products; or (d) incorporate in any products he designs on behalf of the Company, any trade secret information, ideas, designs, programs, algorithms or other intellectual property information which are proprietary to any other person or entity. Employee further represents and warrants that he does not have possession or control of any manuals, documents, written plans, computer disks or other memory devices, or any other physical materials which contain proprietary, nonpublic information of any other person or entity.

    5. Survival. Employee's agreements under this Section shall survive the termination of his employment.

  F. Miscellaneous.

    1. Arbitration. If any dispute between the parties arises out of this agreement, such dispute shall be finally resolved by binding arbitration conducted in Orange County, California by Judicial Arbitration and Mediation Services, Inc., or if such entity no longer exists, by an arbitrator reasonably acceptable to both of the parties. Any such arbitration shall be conducted before a single arbitrator. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

    2. Assignment. This Agreement shall inure to the benefit of and shall be binding upon the successors and the assigns of the Company. This Agreement is personal to Employee and may not be assigned by him.

    3. Severability. If any provision of the Agreement shall be found invalid by any court of competent jurisdiction, such findings shall not affect the validity of the other provisions hereof and the invalid provisions shall be deemed to have been severed herefrom.

    4. Waiver of Breach. The waiver by any party of the breach, of any provision of this Agreement by the other party or the failure of any party to exercise any right granted to it hereunder shall not operate or be construed as the waiver of any subsequent breach by such other party nor the waiver of the right to exercise any such right.

    5. Entire Agreement. This Agreement, the Purchase Agreements, the Company's Employee Nondisclosure and Invention Assignment Agreement referred to above, the Company's employee manual(s) and all agreements entered into in connection with the grant of stock options above contain the entire agreement of the parties concerning the subject matter hereof, and supersede all prior agreements or understandings, whether written or oral. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties. Employee acknowledges that no representation, inducement, promise or agreement, oral or otherwise, has been made by the Company or its officers or agents to induce Employee to enter into this Agreement.

    6. Notices. Any notice required or permitted to be given hereunder shall be in writing and may be personally served or sent by United States mail, and shall be deemed to have given when personally served or five days after having been deposited in the United States mail, if mailed first-class mail, postage prepaid and properly addressed as follows. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is given as provided in this Section shall be as follows:

     If to Employee:                 Michael King
                                     5135 Cherry St.
                                     Stouffville, Ontario L4A 7X4

     If to the Company:              State of the Art, Inc.
                                     56 Technology Drive.
                                     Irivine, CA 92618
                                     Attention: President

                                     cc: Matt Cavanaugh

    7. Applicable Law. This Agreement is entered into and executed in the State of California and shall be governed by the laws of such State.

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    8. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    9. Headings. The paragraph and subparagraph headings herein are for convenience only and shall not affect the construction hereof.

    10. Further Assurances. Each of the parties hereto shall, from time to time, and without charge to the other parties, take such additional actions and execute, deliver and file such additional instruments as may be reasonably required to give effect to the transactions contemplated hereby.

    11. Attorney's Fees. In the event any party hereto commences arbitration or legal action to enforce this Agreement, the prevailing party shall be entitled to its reasonable attorney's fees, costs and expenses incurred in such action.

  IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

                                          SYBEX LTD.


                                          By: /s/ James R. Eckstaedt
                                             --------------------------------
                                              James R. Eckstaedt
                                              Chief Financial Officer

                                          EMPLOYEE


                                          By: /s/ Michael F. King
                                             --------------------------------
                                              Michael F. King


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